CounterPath Reports Fourth Quarter
and Fiscal 2013 Financial Results

Company Reports Record Annual Revenues

VANCOUVER, BC, Canada — July 25, 2013 — CounterPath Corporation (“CounterPath” or the “Company”) (NASDAQ: CPAH) (TSX-V: CCV), a leading developer of award-winning desktop, tablet and mobile VoIP, video and messaging software products and solutions, today announced the financial and operating results for its fourth quarter and fiscal year ended April 30, 2013.

Fiscal Fourth Quarter Financial and Operating Highlights

  Quarterly revenue of $4.0 million, compared to revenue of $3.3 million for the previous quarter and $4.4 million for the fourth quarter of fiscal year 2012.

  GAAP gross margin of 86%. Non-GAAP gross margin of 87%.

  Non-GAAP income from operations of $0.04 million compared to Non-GAAP income from operations of $0.4 million for the fourth quarter of fiscal year 2012.

  Net income of $0.1 million, or $0.00 per share, compared to a net loss of $1.2 million, or a loss of $0.03 per share, for Q4-2012. The $0.1 million net income includes a non-cash gain of $0.3 million (loss of $1.4 million – Q4-2102) for the fair value adjustment on derivative instruments attributable to a change in fair value of certain warrants, the key determinant of which is proportionate to the change in the Company’s share price.

  Non-GAAP net income of $0.05 million, or $0.00 per share, compared to non-GAAP net income of $0.4 million, or $0.01 per share, for the fourth quarter of fiscal year 2012.

  Cash of $11.2 million as of April 30, 2013.

Fiscal 2013 Financial and Operating Highlights

  Record annual revenue of $15.2 million, an 8% increase over last fiscal year (excluding Europe, sales growth of 24% year-over-year).

  GAAP gross margin of 85%. Non-GAAP gross margin of 86%.

  Non-GAAP loss from operations of $0.4 million compared to a non-GAAP income from operations of $0.1 million last fiscal year.

  Net income of $0.5 million, or $0.01 per share, compared to a net loss of $2.1 million, or a loss of $0.05 per share, last fiscal year. The $0.5 million net income includes a non-cash gain of $1.8 million (loss of $0.7 million – 2012) for the fair value adjustment on derivative instruments.

  Non-GAAP net loss of $0.3 million or a loss of $0.01 per share, compared to a non-GAAP net income of $0.1 million or $0.00 per share last fiscal year.

CounterPath Reports Fourth Quarter and Fiscal 2013 Financial Results

“It was a solid fourth quarter for the company, rounding out a year in which we posted record annual revenues, added Tier One customers, including three leading cable companies and increased our channels to market,” stated Donovan Jones, President and Chief Executive Officer. “Our sales growth was particularly strong outside Europe, however, some challenges in Europe affected our combined results for the year. We invested in sales and marketing in 2013 and will continue to strengthen our teams, most notably in Europe, which we expect will contribute to revenue growth this year.”

Recent Business Highlights

  Announced a global distribution agreement with Arrow Electronics, Inc., which has over 120,000 original equipment manufacturers, contract manufacturers and commercial customers across more than 390 locations in 53 countries.

  Primus Business Services announced the launch of Primus Softphone for Apple iPhone and Google Android, powered by CounterPath’s softphone technology.

  Announced that CounterPath has again been named one of the Top 250 Canadian Information and Communication Technologies (ICT) by Branham Group in the 2013 Edition of the Branham300. CounterPath was also ranked as one the industry’s Top 20 Movers and Shakers based on revenue growth year-over-year.

  Announced a Bria softphone license agreement with Jive Communications, a leading provider of hosted VoIP and unified communications to businesses and institutions.

Financial Outlook

For fiscal 2014, CounterPath expects an increase in revenue over the prior year, based on rising market demand, new customer wins and follow-on sales from current customers, many of which are at the early stages in their deployment timelines. The Company expects to increase its sales and marketing resources to support sales growth in all of its key markets. Historically, CounterPath has experienced quarter-to-quarter fluctuations in revenue based largely on seasonality and the timing of larger customer deployments. The Company expects similar effects in fiscal 2014, with the first quarter expected to be a slower period.

Conference Call Information

CounterPath will host an investor conference call and live webcast today at 11:00 a.m. ET to discuss its financial results for the fourth quarter and fiscal year ended April 30, 2013. To access the conference call by telephone, dial 647-427-7450 or 1-888-231-8191. Please connect approximately 15 minutes prior to the beginning of the call to ensure participation. A question and answer session for analysts and institutional investors will follow management's presentation.

A live audio webcast of the conference call will be available at www.cnw.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. The webcast will be archived for 30 days.

A taped rebroadcast will be available to listeners until 12 a.m. ET on August 1, 2013. To access the rebroadcast, please dial 416-849-0833 or 1-855-859-2056 and enter passcode 17363616, followed by the number sign.

Forward-Looking Statements

This news release contains "forward-looking statements". Statements in this news release which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, outlook, expectations or intentions regarding the future such as the following: (1) CounterPath expects an increase in revenue over the prior year, based on rising market demand, new customer wins and follow on sales from current customers, many of which are at the early stages in their deployment timelines; and (2) the Company expects to increase its sales and marketing resources to support sales growth in all its key markets.

CounterPath Reports Fourth Quarter and Fiscal 2013 Financial Results

It is important to note that actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) general economic conditions as they affect CounterPath and its current and prospective customers, including a continued downturn in general economic conditions internationally, (2) the variability in CounterPath’s sales from reporting period to reporting period due to extended sales cycles as a result of selling CounterPath’s products through channel partners or the length of time of deployment of CounterPath’s products by our customers (3) the Company’s ability to manage its operating expenses, which may adversely affect its financial condition, (4) a decline in the Company’s stock price or insufficient investor interest in the Company’s securities which may impact on the Company’s ability to raise additional financing as required, (5) the Company’s ability to remain competitive as other better financed competitors develop and release competitive products, (6) the impact of intellectual property litigation that could materially and adversely affect our business, (7) the success by the Company of the sales of its current and new products, (8) the impact of technology changes on the Company’s products and on our industry, (9) the failure to develop new and innovative products using the Company’s technologies, (10) the potential dilution to shareholders or overhang on the Company’s share price of its outstanding stock options and warrants. Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-Q or Form 10-Q/A, or in the annual reports on Form 10-K or Form 10-K/A, and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission at www.sec.gov and the Company’s interim and annual filings and other disclosure documents filed from time-to-time on SEDAR at www.sedar.com.

About CounterPath

CounterPath's SIP-based VoIP softphones are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop and mobile devices, together with the company's server applications and Fixed Mobile Convergence (FMC) solutions, enable service providers, OEMs and enterprises large and small around the globe to offer a seamless and unified communications experience across both fixed and mobile networks. Standards-based, cost-effective and reliable, CounterPath's award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as Alcatel-Lucent, AT&T, Verizon, BT, Mobilkom Austria, Rogers, Avaya, BroadSoft, Cisco Systems, GENBAND, Metaswitch Networks, Mitel and NEC.

For more information please visit www.counterpath.com.

Contacts:

David Karp
Chief Financial Officer, CounterPath
dkarp@counterpath.com
(604) 628-9364

Michael Moore
TMX Equicom
mmoore@tmxequicom.com
(619) 467-7067

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(TABLES TO FOLLOW)

CounterPath Reports Fourth Quarter and Fiscal 2013 Financial Results

COUNTERPATH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	April 30,	April 30,
	2013	2012

Assets
Current assets:
Cash	$11,229,595	$8,154,139
Accounts receivable (net of allowance for doubtful accounts of $456,051 (2012 - $334,294))	4,640,620	4,014,472
Prepaid expenses and deposits	139,591	170,556
Total current assets	16,009,806	12,339,167

Deposits	125,160	62,521
Equipment	167,986	101,024
Intangible assets (net of accumulated amortization of $5,929,285 (2012 - $5,890,282))	-	38,853
Derivative instruments	9,830	-
Goodwill	8,660,930	8,957,977
Other assets	82,165	44,402
Total Assets	$25,055,877	$21,543,944

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,363,311	$2,416,489
Derivative instruments	93,057	2,026,944
Unearned revenue	1,442,511	1,308,174
Customer deposits	9,553	13,872
Accrued warranty	91,151	84,948
Total current liabilities	3,999,583	5,850,427

Convertible debentures	-	-
Deferred lease inducements	30,110	56,082
Unrecognized tax benefit	98,575	98,575
Total liabilities	4,128,268	6,005,084

Stockholders’ equity:
Preferred stock, $0.001 par value
Authorized: 100,000,000
Issued and outstanding: April 30, 2013 – 1; April 30, 2012 – 1	–	–
Common stock, $0.001 par value
Authorized: 83,076,900
Issued:
April 30, 2013 – 41,958,350; April 30, 2012 – 39,960,479	41,959	39,961
Treasury stock	(79)	–
Additional paid-in capital	66,191,140	61,025,529
Accumulated deficit	(44,974,491)	(45,446,771)
Accumulated other comprehensive income (loss) – currency translation adjustment	(330,920)	(79,859)
Total stockholders’ equity	20,927,609	15,538,860
Liabilities and Stockholders’ Equity	$25,055,877	$21,543,944

CounterPath Reports Fourth Quarter and Fiscal 2013 Financial Results

COUNTERPATH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)
(Unaudited)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2013	2012	2013	2012
Revenue:
Software	$2,707,194	$2,926,074	$9,164,107	$8,494,852
Service	1,316,086	1,438,964	6,075,816	5,588,644
Total revenue	4,023,280	4,365,038	15,239,923	14,083,496
Operating expenses:
Cost of sales (includes depreciation of $67,669 (2012 -
$25,485) and amortization of intangible assets of $39,003 (2012 - $786,712)	553,545	639,537	2,276,777	2,818,569
Sales and marketing	1,269,839	1,092,611	4,463,292	3,869,815
Research and development	1,410,401	1,444,591	5,503,928	4,782,908
General and administrative	955,806	1,108,282	4,452,214	4,032,035
Total operating expenses	4,189,591	4,285,021	16,696,211	15,503,327
Income (loss) from operations	(166,311)	80,017	(1,456,288)	(1,419,831)
Interest and other income (expense), net
Interest and other income	6,131	27,108	141,391	171,453
Interest expense	(387)	(348)	(1,135)	(172,460)
Foreign exchange gain (loss)	966	(1,622)	2,539	13,280
Fair value adjustment on derivative instruments	261,173	(1,352,035)	1,785,773	(715,803
Net income (loss) for the period	$101,572	$(1,246,880)	$472,280	$(2,123,361)

Net income/ (loss) per share:
Basic	$0.00	$(0.03)	$0.01	$(0.05)
Diluted	$0.00	$(0.03)	$(0.01)	$(0.05)

Weighted average common shares outstanding:
Basic	41,933,750	39,932,662	41,519,117	38,792,066
Diluted	44,387,217	39,932,662	41,637,025	38,792,066

CounterPath Reports Fourth Quarter and Fiscal 2013 Financial Results

Non-GAAP Financial Measures

This news release contains “non-GAAP financial measures”. The non-GAAP financial measures in this news release consist of non-GAAP gross margin and non-GAAP income (loss) from operations which exclude non-cash stock-based compensation and amortization of intangible asset charges relative to gross profit and income (loss) from operations calculated in accordance with GAAP. The non-GAAP financial measures also include non-GAAP net income (loss) which excludes non-cash stock-based compensation, amortization of intangible assets and fair value adjustment on derivative instruments charges relative to income (loss) calculated in accordance with GAAP. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. CounterPath utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance and to evaluate and manage its internal business and assist in making financial operating decisions. CounterPath believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors' understanding of CounterPath’s core operating results and trends.

Reconciliation to GAAP
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2013	2012	2013	2012
Non-GAAP gross margin:

Revenue	$4,023,280	$4,365,038	$15,239,923	$14,083,496
Less:
Cost of sales	553,545	639,537	2,276,777	2,818,569
GAAP gross profit	$3,469,735	$3,725,501	$$12,963,146	$11,264,927

Percentage of revenue (gross margin)	86%	85%	85%	80%

GAAP gross profit	$3,469,735	$3,725,501	$12,963,146	$11,264,927
Plus:
Stock-based compensation	14,360	8,756	33,577	35,510
Amortization of intangible assets	9,697	102,977	39,003	786,712
Non-GAAP gross profit	$3,493,792	$3,837,234	$13,035,726	$12,087,149

Percentage of revenue (Non-GAAP gross margin)	87%	88%	86%	86%

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2013	2012	2013	2012
Non-GAAP income (loss) from operations:

GAAP income (loss) from operations	$(166,311)	$80,017	$(1,456,288)	$(1,419,831)
Plus:
Stock-based compensation	195,896	205,971	1,008,004	738,803
Amortization of intangible assets	9,697	102,977	39,003	786,712
Non-GAAP income (loss) from operations	$39,282	$388,965	$(409,281)	$105,684

CounterPath Reports Fourth Quarter and Fiscal 2013 Financial Results

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2013	2012	2013	2012
Non-GAAP net income (loss):

GAAP net income (loss)	$101,572	$(1,246,880)	$472,280	$(2,123,361)
Plus:
Stock-based compensation	195,896	205,971	1,008,004	738,803
Amortization of intangible assets	9,697	102,977	39,003	786,712
Fair value adjustment on derivative instruments	(261,174)	1,352,035	(1,785,774)	715,803
Non-GAAP net income (loss)	$45,991	$414,103	$(266,487)	$117,957

GAAP net income (loss) per share:
Basic	$0.00	$(0.03)	$0.01	$(0.05)
Diluted	$0.00	$(0.03)	$(0.01)	$(0.05)

Non-GAAP net income (loss) per
Basic	$0.00	$0.01	$(0.01)	$0.00
Diluted	$0.00	$0.01	$(0.01)	$0.00